Exhibit 99.1
NEWS RELEASE

MARSH & McLENNAN COMPANIES REPORTS FIRST QUARTER 2012 RESULTS

Continued Revenue Growth Drives Strong Earnings Growth
First Quarter GAAP EPS Increases to $.63
Adjusted EPS Rises 13%

NEW YORK, May 1, 2012 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm providing advice and solutions in risk, strategy and human capital, today reported financial results for the first quarter ended March 31, 2012.

Brian Duperreault, President and CEO, said: “Our performance in the first quarter continues to build on the strong momentum achieved by the Company over the past two years. This performance reflects revenue growth from each of our operating companies, as well as continued strong growth in adjusted operating income across both our Risk and Insurance Services and Consulting segments.

“Marsh's performance was excellent, with strong new business development and higher client revenue retention rates contributing to underlying revenue growth across all geographies. Guy Carpenter's strong underlying revenue growth in the quarter, which was driven by international operations, extends the trend of quarterly growth into the fourth consecutive year.

“Our Consulting segment also produced strong underlying revenue growth in the quarter, with substantial margin improvement. Mercer's results reflect revenue growth in its Health & Benefits; Talent, Rewards & Communications; Outsourcing; and Investments businesses. Oliver Wyman's revenue growth was led by its Consumer and Health & Life Sciences industry sectors.

"We are pleased with the double-digit growth in adjusted operating income and earnings per share in the first quarter,” concluded Mr. Duperreault.

Consolidated Results
Consolidated revenue in the first quarter of 2012 was $3.1 billion, an increase of 6% on both a reported and underlying basis from the first quarter of 2011. Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of items such as acquisitions, dispositions and transfers among businesses. Operating income rose 12% to $527 million. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 12% to $530 million in the first quarter.

Income from continuing operations in the first quarter of 2012 was $354 million, or $.63 per share, compared with $319 million, or $.56 per share, in the first quarter of 2011. Adjusted earnings per share in the quarter was also $.63, an increase of 13% from $.56 in the first quarter of 2011. Net income was $347 million, compared with $325 million in the first quarter of 2011.

Risk and Insurance Services
Risk and Insurance Services revenue in the first quarter of 2012 was $1.7 billion, an increase of 7% on both a reported and underlying basis. Operating income increased 9% to $417 million, compared with $383 million. Adjusted operating income in the first quarter increased 9% to $416 million from $383 million.

Marsh's revenue in the first quarter of 2012 increased 8% to $1.4 billion, or 7% on an underlying basis. International operations reported underlying revenue growth of 7% in the first quarter, reflecting growth of 18% in Latin America, 10% in Asia Pacific, and 5% in EMEA.

In the United States/Canada division, underlying revenue grew 6%. Guy Carpenter's first quarter revenue was $357 million, an increase of 5%, or 7% on an underlying basis.

Consulting
Consulting segment revenue in the first quarter of 2012 was $1.3 billion, an increase of 4% on both a reported and underlying basis. Operating income increased 24% to $159 million, compared with $128 million in the prior year period. Adjusted operating income in the first quarter rose 24% to $162 million, compared with $131 million.

Mercer's revenue in the first quarter of 2012 was $957 million, an increase of 4% on both a reported and underlying basis. Retirement, with revenue of $278 million, was flat on an underlying basis; Health & Benefits, with revenue of $253 million, was up 6%; Talent, Rewards & Communications, with revenue of $125 million, was up 5%; Outsourcing, with revenue of $177 million, increased 4%; and Investments, with revenue of $124 million, rose 7%. Oliver Wyman's revenue increased 5% to $356 million in the first quarter of 2012, or 6% on an underlying basis.

Other Items
Investment income, including mark-to-market gains in private equity investments, was $20 million in the first quarter of 2012, compared with $19 million in 2011. At the end of the first quarter of 2012, cash and cash equivalents was $1.4 billion, compared with $1.3 billion at the end of the first quarter of 2011. Net debt, which is total debt less cash and cash equivalents, was $1.5 billion, compared with $1.7 billion at the end of the first quarter of 2011.

Conference Call
A conference call to discuss first quarter 2012 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial +1 888 500 6973. Callers from outside the United States should dial +1 719 457 2601. The access code for both numbers is 3462595. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy and human capital. MARSH is a global leader in insurance broking and risk management; GUY

CARPENTER is a global leader in providing risk and reinsurance intermediary services; MERCER is a global leader in human resource consulting and related services; and OLIVER WYMAN is a global leader in management consulting. Marsh & McLennan Companies' 53,000 colleagues worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more corporate information, or www.PartneringImpact.com to learn more about the Company's world-class capabilities and its solutions to the complex problems enterprises face today.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; pension obligations; market and industry conditions; the impact of foreign currency exchange rates; our effective tax rates; the impact of competition; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

▪	our exposure to potential liabilities arising from errors and omissions claims against us, particularly in our Marsh and Mercer businesses;

▪	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

▪	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

▪
the impact of any regional, national or global political, economic, regulatory or market conditions on our results of operations and financial condition, including the European debt crisis and market perceptions concerning the instability of the Euro;

▪	the impact on our net income caused by fluctuations in foreign currency exchange rates;

▪	the impact on our net income or cash flows and our effective tax rate in a particular period caused by settled tax audits and expired statutes of limitation;

▪	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

▪
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, anti-corruption laws such as the U.S. Foreign Corrupt

Practices Act and the UK Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as various trade sanctions laws;

▪
the impact of competition, including with respect to our geographic reach, the sophistication and quality of our services, our pricing relative to competitors, our customers' option to self-insure or utilize internal resources instead of consultants, and our corporate tax rates relative to our competitors;

▪	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

▪	our ability to successfully recover should we experience a disaster or other business continuity problem;

▪	our ability to maintain adequate physical, technical and administrative safeguards to protect the security of our data;

▪	changes in applicable tax or accounting requirements; and

▪
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$3,051	$2,884
Expense:
Compensation and Benefits	1,796	1,721
Other Operating Expenses	728	691
Total Expense	2,524	2,412
Operating Income	527	472
Interest Income	6	7
Interest Expense	(46)	(51)
Investment Income	20	19
Income Before Income Taxes	507	447
Income Tax Expense	153	128
Income from Continuing Operations	354	319
Discontinued Operations, Net of Tax	—	12
Net Income Before Non-Controlling Interest	$354	$331
Less: Net Income Attributable to Non-Controlling Interest	7	6
Net Income Attributable to the Company	$347	$325
Basic Net Income Per Share
- Continuing Operations	$0.64	$0.57
- Net Income Attributable to the Company	$0.64	$0.59
Diluted Net Income Per Share
- Continuing Operations	$0.63	$0.56
- Net Income Attributable to the Company	$0.63	$0.58
Average Number of Shares Outstanding - Basic	542	544
- Diluted	551	552
Shares Outstanding at 3/31	546	548

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2012	2011
Risk and Insurance Services
Marsh	$1,379	$1,282	8%	(1)%	2%	7%
Guy Carpenter	357	340	5%	(1)%	(1)%	7%
Subtotal	1,736	1,622	7%	(1)%	1%	7%
Fiduciary Interest Income	11	12
Total Risk and Insurance Services	1,747	1,634	7%	(1)%	1%	7%
Consulting
Mercer	957	922	4%	(1)%	1%	4%
Oliver Wyman Group	356	339	5%	(1)%	—	6%
Total Consulting	1,313	1,261	4%	(1)%	—	4%
Corporate / Eliminations	(9)	(11)
Total Revenue	$3,051	$2,884	6%	(1)%	1%	6%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2012	2011
Marsh:
EMEA	$577	$551	5%	(4)%	3%	5%
Asia Pacific	142	125	14%	3%	1%	10%
Latin America	74	61	22%	4%	—	18%
Total International	793	737	8%	(2)%	3%	7%
U.S. / Canada	586	545	7%	—	1%	6%
Total Marsh	$1,379	$1,282	8%	(1)%	2%	7%
Mercer:
Retirement	$278	$281	(1)%	(2)%	1%	—
Health and Benefits	253	237	7%	(1)%	1%	6%
Talent, Rewards & Communications	125	117	7%	(1)%	3%	5%
Outsourcing	177	176	0%	1%	(5)%	4%
Investments	124	111	12%	—	4%	7%
Total Mercer	$957	$922	4%	(1)%	1%	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended March 31, 2012 and 2011.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2012
Operating income (loss)	$417	$159	$(49)	$527
Add (Deduct) Impact of Noteworthy Items:
Restructuring Charges (a)	(1)	3	2	4
Other (b)	—	—	(1)	(1)
Operating income adjustments	(1)	3	1	3
Adjusted operating income (loss)	$416	$162	$(48)	$530
Operating margin	23.9%	12.1%	N/A	17.3%
Adjusted operating margin	23.8%	12.4%	N/A	17.4%
Three Months Ended March 31, 2011
Operating income (loss)	$383	$128	$(39)	$472
Add (Deduct) Impact of Noteworthy Items:
Restructuring Charges (a)	—	3	1	4
Other (b)	—	—	(3)	(3)
Operating income adjustments	—	3	(2)	1
Adjusted operating income (loss)	$383	$131	$(41)	$473
Operating margin	23.4%	10.2%	N/A	16.4%
Adjusted operating margin	23.4%	10.4%	N/A	16.4%

(a) Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to recent acquisitions and cost reduction activities.

(b) Includes credits for payments received related to the Corporate Advisory and Restructuring businesses divested in 2008.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table.  The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share - Three Months Ended March 31, 2012 and 2011:
		Amount	Diluted EPS
Three Months Ended March 31, 2012
Income from continuing operations		$354
Less: Non-controlling interest, net of tax		7
Amount attributable to participating securities		1
Subtotal		$346	0.63
Add operating income adjustments	$3
Deduct impact of income taxes	(1)
		2	—
Income from continuing operations, as adjusted		$348	$0.63

Three Months Ended March 31, 2011
Income from continuing operations		$319
Less: Non-controlling interest, net of tax		6
Amount attributable to participating securities		3
Subtotal		$310	0.56
Add operating income adjustments	$1
Deduct impact of income taxes	-
		1	—
Income from continuing operations, as adjusted		$311	$0.56

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended March 31,
	2012	2011
Depreciation and amortization expense	$83	$83
Stock option expense (a)	$11	$7
Change in accrual for contingent acquisition consideration	$1	$(6)
Capital expenditures	$51	$67

(a) The increase from 2012 is primarily due to accelerated amortization for retiree eligible senior executives.

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	March 31, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$1,410	$2,113
Net receivables	3,008	2,906
Other current assets	617	629
Total current assets	5,035	5,648

Goodwill and intangible assets	7,129	6,963
Fixed assets, net	795	804
Pension related assets	67	39
Deferred tax assets	1,143	1,205
Other assets	841	795
TOTAL ASSETS	$15,010	$15,454

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt	$259	$260
Accounts payable and accrued liabilities	1,873	2,016
Accrued compensation and employee benefits	699	1,400
Accrued income taxes	80	63
Dividends payable	121	—
Total current liabilities	3,032	3,739

Fiduciary liabilities	4,284	4,082
Less - cash and investments held in a fiduciary capacity	(4,284)	(4,082)
	—	—
Long-term debt	2,664	2,668
Pension, post-retirement and post-employment benefits	1,606	1,655
Liabilities for errors and omissions	472	468
Other liabilities	971	984

Total equity	6,265	5,940

TOTAL LIABILITIES AND EQUITY	$15,010	$15,454